Phone: (501) 529-8567
Fax: (501) 325-1130
j.root.5013@gmail.com

August 7, 2017

The Greater Cannabis Company, Inc.

244 2nd Ave N., Suite 9

St. Petersburg, FL 33701

Re: Registration Statement on Form S-1 filed by The Greater Cannabis Company, Inc.

Ladies and Gentlemen:

As special securities counsel to The Greater Cannabis Company, Inc., a Florida corporation (the “Company”), I have been requested to provide my opinion regarding 21,527,493 shares of the Company’s $.001 par value common stock, all but 2,500,000 shares of which have already been issued, by the Company (the “Shares”). The 2,500,000 shares are contractually obligated to be reserved. All Shares are registered herewith on Form S-1/A, which is anticipated to be filed by the Company with the Securities and Exchange Commission (the “Commission”), to comply with the applicable provisions of the Securities Act of 1933, as amended (the “Act”), and those holders are identified in that registration statement (the “Registration Statement”). Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion. The opinion specified in this letter is limited to Florida law.

In connection with this opinion, I have examined the Articles of Incorporation and By Laws of the Company and have examined and relied upon the originals or copies of such documents, corporate records, and other instruments as I have deemed necessary or appropriate for the purpose of this opinion.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photo-static copies and the authenticity of the originals of such documents, and the accuracy and completeness of the corporate records made available to me by the Registrant.

Based upon the foregoing, and in reliance thereon, I am of the opinion that the Shares have been duly authorized, the 2,500,000 Shares, although they have not yet been issued by the Company, are contractually obligated, and are anticipated presently to be issued. Therefore, they are included in this registration statement and when distributed will be legally issued, all will be fully paid and non-assessable.

I hereby consent in writing to the reference to my name under the caption “Interests of Named Experts and Counsel” in the Prospectus included in the Registration Statement and the use of my opinion as an exhibit to the Registration Statement and any amendment thereto.

Sincerely

/s/ John T. Root, Jr.
John T. Root, Jr.